UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM 8-K

                          CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities Exchange Act

                           May 13, 2002
                          Date of Report
                (Date of Earliest Event Reported)

                        WHOLE LIVING, INC.
      (Exact name of registrant as specified in its charter)

                  629 East 730 South, Suite 201
                    American Fork, Utah 84003
             (Address of principal executive offices)

                          (801) 772-3300
                  Registrant's telephone number

     Nevada                       000-26973                 87-0621709
(State of Incorporation)   (Commission File Number)      (I.R.S. Employer
                                                         Identification No.)

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ITEM 5:  OTHER EVENTS

     On May 13, 2002, Whole Living, Inc. entered into a letter of intent to acquire Vestrio, Inc., a Utah corporation, and Simple Online Solutions, LLC, a
Utah limited liability company.   The letter of intent provides that Whole
Living will acquire both companies through a stock-for-stock exchange structured to qualify as a tax free exchange under the Internal Revenue Code. It is anticipated that a formal agreement will be completed within the next 60 days, contingent upon completion of our due diligence. The letter of intent provides that approximately three million shares of Whole Living common stock will be issued in exchange for the shares of Vestrio and Simple Online Solutions. The letter of intent also provides that Whole Living will provide a bridge loan of approximately $500,000 as part of the transaction.

     Vestrio and Simple Online Solutions rely on a network marketing structure to sell financial products. They market the Investrio Quick Start Mentor Center educational package, which provides the purchaser with facts and information to help set reasonable investing goals. This product also includes a suite of proprietary stock analysis software products, screening tools which provide searching capability using criteria determined by the user, customizable stock charts, personal ticker tape, portfolio management and research tools. This product is marketed on a monthly subscription basis, after payment of an initial set-up fee.

     Our management expects this acquisition to broaden our product offerings and improve growth in our customer-direct business. Vestrio's management has represented that its revenues for the first quarter ended March 31, 2002, were approximately $2,249,500 and that Vestrio has 8,700 independent distributors and 5,451 active subscribers to its service.



                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, who is duly authorized.

                                     Whole Living, Inc.


         5/21/02                          /s/ Ronald K. Williams
Date: _________________________      By: ___________________________________
                                         Ronald K. Williams
                                         President, CEO and Director












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